UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 10, 2015

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 10, 2015, the Board of Directors (the "Board") of Computer Sciences Corporation (the "Company") appointed Mr. Sachin Lawande as a member of the Board. Mr. Lawande will serve on the Company's Compensation Committee. Mr. Lawande will participate in the Company’s compensation program for non-employee directors. In addition, he executed the Company’s standard form of non-employee director indemnification agreement. The form of the indemnification agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the "SEC") on February 22, 2010.

Item 5.03 Amendments to the Articles of Incorporation or Bylaws; Change in Fiscal Year.

The Company's Board has approved an amendment to Section 1 of Article III of the Company’s Bylaws to increase the authorized number of directors from eight to nine effective June 10, 2015. The text of Section 1 of Article III of the Company’s Bylaws, as amended reads as follows:

“The exact number of directors that shall constitute the authorized number of members of the Board shall be nine (9), all of whom shall be at least 18 years of age. The authorized number of directors may from time to time be increased to not more than fifteen (15) or decreased to not less than three (3) by resolution of the directors of the Corporation amending this Section of these Bylaws in compliance with Article VIII, Section 2 of these Bylaws. Except as provided in Section 2 of this Article III, each director elected shall hold office until his or her successor is elected and qualified or until his earlier death, removal or resignation. Directors need not be stockholders.”

Item 9.01 Financial Statements and Exhibits

(d) The following exhibits are filed herewith.

Exhibit No.	Description of Exhibit
3.2.1	Certificate of Amendment to Section 1 of Article III of the Bylaws
99.1	Press Release

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: June 15, 2015	By:	/s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit No.	Description of Exhibit
3.2.1	Certificate of Amendment to Section 1 of Article III of the Bylaws
99.1	Press Release